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                                                                     EXHIBIT 3.3

                                    FORM OF
                                FIRST AMENDMENT
                                     TO THE
                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                               ELWOOD ENERGY LLC


     This First Amendment ("First Amendment") to the Amended and Restated Operating Agreement of Elwood Energy LLC, a Delaware limited liability company (the "Company"), is made as of October 24, 2001 by and between Dominion Elwood, Inc., a Delaware corporation ("Dominion"), and Peoples Elwood LLC, a Delaware limited liability company ("Peoples").

                                    RECITALS

          A. Dominion and Peoples are the members of the Company and the parties to the Company's Amended and Restated Operating Agreement dated as of August 3, 2001 (the "Operating Agreement"). The Operating Agreement provides for, among other things, a special allocation with respect to a certain gas-fired combustion turbine known as "Unit #9," based upon an additional capital contribution previously made by Peoples in the amount of $4 million to Elwood Energy III, LLC, which merged with and into the Company on August 3, 2001.

          B. The respective parent corporations of Dominion and Peoples have settled a dispute with General Electric Company and have entered into various agreements relating to such settlement, including an Agreement Regarding Payment of Settlement dated as of October 24, 2001. Such agreement provides that the parent corporation of Dominion shall cause Dominion to make a capital contribution to the Company in the amount of $4 million and that the Operating Agreement shall be amended accordingly.

          C. The tax and fiscal year of the Company ends on September 30. Dominion and Peoples have agreed to amend the Operating Agreement, as provided herein, to reflect the additional capital contributions from each of them and to address certain other matters.

          NOW THEREFORE, in consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. TERMS USED. Terms that are capitalized in this First Amendment and are not defined herein shall have the meanings set forth in the Operating Agreement, unless the context requires otherwise.


          2. AMENDMENTS RELATING TO ALLOCATIONS. Dominion and Peoples hereby agree that the Operating Agreement is hereby amended as follows, effective as of
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the date of this First Amendment:

          A. The definitions for "Unit #9 Remaining Allocation" and "Unit #9 Special Allocation" are deleted from Section 1.1.

          B. Section 1.1 is amended to include the following new definitions:

               "Dominion Remaining Allocation" means, with respect to any date prior to October 1, 2002, the portion of the total dollar amount of the Dominion Special Allocation that, as of such date, remains to be allocated in accordance with Section 9.10 and, with respect to any date on or after October 1, 2002, zero.

               "Dominion Special Allocation" has the meaning set forth in
          Section 9.10.

          C. Section 3.2 is amended by deleting the final two sentences to cause such Section to read as follows in its entirety:

                3.2 Member List. The Company shall maintain at its principal office a current list (the "Member List") showing the name, address, and percentage interest in profits and losses with respect to each Member ("Percentage Interest"). The Member List as of the date of this Agreement is attached as Schedule A. The Member List and the Percentage Interest of each Member reflected thereon shall be amended promptly to reflect any changes permitted under this Agreement, including, without limitation, any Assignments of an interest in the Company in accordance with Article VII and any additional capital contributed to the Company pursuant to Article VIII.

          D. Section 8.1(a)(ii) is amended by deleting the last parenthetical reference to cause such provision to read as follows:

               (ii) cash and the fair market value of property distributions made to the owner of the account on the date of distribution (net of liabilities secured by such distributed property that such person is considered to assume or take subject to under Code
          Section 752), the share of the net losses of the Company allocated to the account, and the share of expenditures of the Company described in Code Section 705(a)(2)(b) allocated to the account.

          E. Section 9.10 is deleted in its entirety and replaced by the following:

               9.10 Special Allocations. Dominion and Peoples acknowledge and agree as follows:

               (a) Peoples received (with respect to its prior additional capital contribution to Elwood III in the amount of $4 million

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          relating to Unit #9) special allocations of depreciation expense and deduction, for both book and tax purposes, for tax and fiscal years of Elwood III and/or the Company ending on or prior to September 30, 2001;

               (b) for tax or fiscal years of the Company beginning on or after October 1, 2001, Peoples shall receive no further special allocation of depreciation expense or deduction, for either book or tax purposes, with respect to its additional capital contribution in the amount of $4 million relating to Unit #9;

               (c) as soon as possible, but in no event later than September 30, 2002, Dominion shall receive (with respect to its additional capital contribution to the Company in the amount of $4 million relating to a settlement with GE) a special allocation of depreciation expense and deduction, for both book and tax purposes (the "Dominion Special Allocation"), which shall equal the cumulative special allocation of depreciation expense and deduction received by Peoples with respect to the additional capital contribution in the amount of $4 million previously made by Peoples relating to Unit #9;

               (d) for tax or fiscal years of the Company beginning on or after October 1, 2002, Dominion shall receive no further special allocation of depreciation expense or deduction, for either book or tax purposes with respect to its additional capital contribution in the amount of $4 million relating to the GE settlement;

               (e) the intended purpose of the foregoing is to cause the respective Capital Accounts of Dominion and Peoples to be equal on October 1, 2002, provided that no unequal adjustments, contributions, distributions or allocations are otherwise made prior to such date; and

               (f) the Percentage Interests of the Members shall not be altered in any way by the foregoing special allocations.

          F. Section 10.2(c) is amended to cause such provision to read as follows in its entirety:

                    (c) Third, between the Members in proportion to the amounts in their Capital Accounts, after reduction for the Dominion Remaining Allocation attributable to such Member, if any. The profits and losses incurred in the winding up of the affairs of the Company (including profits and losses incurred in connection with the disposition of Company assets in liquidation) shall be credited or charged to the Members' Capital Accounts in accordance with Articles VIII and IX hereof.

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          G. Section 15.4(c)(i)(A) is amended to cause such provision to read as follows in its entirety:

                    (A) the book value of the Company's assets as carried on the books of the Company (net of book depreciation or amortization and, for any sale or other transfer of an interest in the Company by Dominion pursuant to this Article 15, after reduction for the Dominion Remaining Allocation, if any), as of the latest audited financial statement of the Company, multiplied by ...


3. OTHER AMENDMENTS.
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          A.  Section 1.1 is amended to include the following new definitions:

                    "Dominion LLC Affiliate" means any Person that both is an Affiliate of Dominion Resources and that has a direct or indirect interest in the Company, whether through the ownership of voting securities or otherwise. As of the date hereof, such term includes each of Dominion and Dominion Energy.

                    "Peoples LLC Affiliate" means any Person that both is an Affiliate of Peoples Energy and that has a direct or indirect interest in the Company, whether through the ownership of voting securities or otherwise. As of the date hereof, such term includes each of Peoples, PERC Power, LLC and Peoples Energy Resources.

          B.  Section 7.1(b) is amended to read as follows in its entirety:

                    (b) Notwithstanding the foregoing, none of the following shall constitute an "Assignment" for purposes of this Agreement: (i) a pledge or encumbrance of all or any portion of the stock or other equity securities of Dominion Resources or any Dominion LLC Affiliate, or of Peoples Energy or any Peoples LLC Affiliate; (ii) a sale or other transfer of all or any portion of the stock or other equity securities of Dominion Resources or Peoples Energy; or (iii) a "Permitted Transfer of Control" (as defined below).

          C.  Section 7.1(c) is amended to read as follows in its entirety:

                    (c) The term "Permitted Transfer of Control" means:

                    (i) a sale or other transfer of the capital stock or other applicable common equity security of any Dominion LLC Affiliate to (A) the public in connection with a registered public offering of such common equity security pursuant to which such common equity security is listed on a recognized national exchange or on NASDAQ; (B) the then

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          shareholders of Dominion Resources pursuant to a distribution or other direct or indirect transfer of the capital stock or other common equity security of any Dominion LLC Affiliate; or (C) a Person having Consolidated Net Worth, determined immediately prior to such transfer in accordance with generally accepted accounting principles, of not less than forty percent (40%) of the Consolidated Net Worth of the assets of Dominion Resources determined as of the same date; and

                    (ii) a sale or other transfer of the capital stock or other applicable common equity security of any Peoples LLC Affiliate to (A) the public in connection with a registered public offering of such common equtiy security pursuant to which such common equity security is listed on a recognized national exchange or on NASDAQ; (B) the then shareholders of Peoples Energy pursuant to a distribution or other direct or indirect transfer of the capital stock or other common equity security of any Peoples LLC Affiliate; or (C) a Person having Consolidated Net Worth, determined immediately prior to such transfer in accordance with generally accepted accounting principles, of not less than forty percent (40%) of the Consolidated Net Worth of Peoples Energy determined as of the same date.

          D.  Section 7.1(d) is amended to read as follows in its entirety:

                    (d) The term "Permitted Assignment" means (i) an Assignment of an interest in the Company to a Member or its Affiliate at least fifty-one percent (51%) of which is wholly-owned, directly or indirectly, by Dominion Resources or any Dominion LLC Affiliate with respect to Dominion, or by Peoples Energy or any Peoples LLC Affiliate with respect to Peoples; provided, however, that such assignment does not result in a Prohibited Transfer of Control or a violation of any agreement or obligation under this Agreement or otherwise relating to the ownership or operation of the Company or the Facility, (ii) a Permitted Transfer of Control; or (iii) a transfer to an Offeror pursuant to Section 15.4(d).

          E. The first paragraph of Section 15.4 and Section 15.4(a) are amended to read as follows in their entirety:

               15.4  Purchase Right for Prohibited Transfer of Control.
          If Dominion Resources or Peoples Energy or any Dominion LLC Affiliate or Peoples LLC Affiliate (the "Selling Entity"), as the case may be, receives an Offer to purchase fifty percent (50%) or more of the Selling Entity's interest in any Dominion LLC Affiliate or Peoples LLC Affiliate, respectively, whether in one transaction or a series of related transactions, in an Assignment which would qualify as a

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          Prohibited Transfer of Control, and if the Selling Entity desires to transfer such interest, the Selling Entity may transfer such interest only after first offering to the other Member of the Company the right to purchase all of the ownership interests in the Company owned by the Selling Entity and its Affiliates (the "Offered Company Interest") as provided herein.

                    (a) The Selling Entity shall deliver to the Company and the other Member a written notice (the "Offer Notice") indicating (i) the name and address of the Offeror, (ii) the interest in the Dominion LLC Affiliate or Peoples LLC Affiliate, as the case may be, included in the proposed Prohibited Transfer of Control and (iii) whether the purchase price for the Offered Company Interest shall be based on the book value of the Company's assets (as more particularly described in Section 15.4(c)(i)) or the Applicable Appraised Value (as defined below);

          F.  Section 15.4(d) is amended to read in its entirety as follows:

               (d) If the Eligible Member fails to give the Acceptance Notice to the Selling Entity within twenty (20) days after receipt of the Offer Notice, then the Eligible Member shall be deemed to have elected not to purchase the Offered Company Interest, in which case the Selling Entity shall be free to sell its interest in the applicable Dominion LLC Affiliate(s) or Peoples LLC Affiliate(s), as the case may be, to the Offeror on such terms as it deems appropriate free and clear of any right of the Eligible Member to purchase the Offered Company Interest pursuant to this Section 15.4.

  4. GENERAL.
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          A.  Except as amended by this First Amendment, the Operating Agreement is hereby ratified and confirmed in its entirety. Except as set forth above, there are no other amendments of, or modifications to, the provisions of the Operating Agreement.

          B. The laws of the State of Delaware (without regard to provisions or principles involving choice of law or conflicts of law) shall govern this First Amendment and all matters relating to its interpretation or enforcement.

          C. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument.

          D. Each party shall take such further actions, including but not limited to the execution and delivery of additional documents, as may be reasonably requested by another party or the Company to effectuate this First Amendment.

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WITNESS the following signatures:

Dominion:                        Dominion Elwood, Inc.
                                 a Delaware corporation


                                 By:  _________________________________
                                      James P. O'Hanlon, President


Peoples:                         Peoples Elwood, LLC
                                 a Delaware limited liability company

                                 By:  Peoples Energy Resources Corp.
                                 Its:  Manager


                                      By:  ___________________________
                                           William E. Morrow, President